Exhibit 10.2

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”) has been made as of April 4, 2006 (the “Date of Award”) between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the “Company”), and James E. Rogers (the “Grantee”).

RECITALS

The Company has entered into an employment agreement with the Grantee dated April 4, 2006 (the “Employment Agreement”), pursuant to which it has agreed to make certain equity-based awards to the Grantee, including the award memorialized by this Performance Award Agreement. The Company has assumed the 1998 Long-Term Incentive Plan that, prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger dated May 8, 2005, by and among the Company, Duke Energy Corporation, a North Carolina corporation (“Old Duke”), Cinergy Corp., Deer Acquisition Corp. and Cougar Acquisition Corp., was maintained by Old Duke (the “Company Plan”). The grant memorialized by this Performance Award Agreement is not made pursuant to the Company Plan; however, for convenience, it shall be deemed to be made pursuant to a plan document with terms substantially identical to the Company Plan (such deemed plan document, the “Plan”). The applicable terms/provisions of the Plan are incorporated in this Performance Award Agreement by reference, including the definitions of terms contained in the Plan (except to the extent a term is otherwise defined herein).

PERFORMANCE AWARD

The Company has made this Performance Award, effective as of the Date of Award and upon the following terms and conditions:

Section 1. Number and Nature of Performance Shares and Dividend Equivalents. The number of Performance Shares and the number of tandem Dividend Equivalents subject to this Performance Award are each three hundred twenty-two thousand eight hundred (322,800). Each Performance Share represents a right to receive, following the vesting of the Performance Share, payment in the form of one share of common stock, no par value, of the Company (“Common Stock”). Each tandem Dividend Equivalent, until its expiration, represents a right to receive cash payments equivalent in amount to the cash dividends declared and paid on one share of Common Stock. Performance Shares and Dividend Equivalents are used solely as units of measurement and are not shares of Common Stock, and the Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Performance Award.

Section 2. Vesting of Performance Shares. Except as otherwise provided in this Section 2, Performance Shares subject to this Performance Award shall become vested on the last day of the particular calendar year upon the written determination by the Committee, or its delegatee, in its sole discretion, that the Performance Goal that it has established for the particular calendar year has been achieved, together with the level of such achievement between threshold and target levels (provided that vesting can occur at less than (but not more than) the target levels set forth above for any specified performance period as determined by the Committee and vesting shall be interpolated for performance above the threshold vesting level and below the target level set forth above). The Committee’s written determination shall be provided no later than the ninetieth (90th) day of the next calendar year. In this regard: (i) one hundred seven thousand six hundred (107,600) Performance Shares shall vest at the target level on December 31, 2006, subject to the achievement of the Performance Goal for calendar year 2006; (ii) one hundred seven thousand six hundred (107,600) Performance Shares shall vest at the target level on December 31, 2007, subject to the achievement of the Performance Goal for calendar year 2007; and (iii) one hundred seven thousand six hundred (107,600) Performance Shares shall vest at the target level on December 31, 2008, subject to the achievement of the Performance Goal for calendar year 2008.

In the event, and to the extent, that the Committee, or its delegatee, in its sole discretion, determines that the Performance Goal(s) for a particular calendar year have not been achieved, the Performance Shares whose vesting is subject to the Performance Goal(s), and respective tandem Dividend Equivalents, are thereupon forfeited. In the event that the Grantee’s continuous employment by the Company (including Subsidiaries) terminates by reason of death or disability (meaning any physical or mental illness or injury that precludes the Grantee from performing any job for which he is qualified and able to perform based upon his education, training or experience), any outstanding and unvested Performance Shares subject to this Performance Award shall immediately become vested, irrespective of whether there is a subsequent determination that the Performance Goal(s) have, or have not, been achieved. In the event that the Grantee’s continuous employment by the Company (including Subsidiaries) terminates for any other reason, a portion of each unvested Performance Share shall immediately vest based on the target level of performance), such portion to be equal to (i) the number of days elapsed at the time of termination (inclusive) in the performance period not yet concluded at the time of termination divided by (ii) the number of days in the performance period not yet concluded at the time of termination, irrespective of whether there is a subsequent determination that the Performance Goal(s) have, or have not, been achieved, provided that if such a termination of employment occurs after December 31, 2008, then the Performance Share Award shall be payable (if at all) as determined in accordance with its terms without regard to the termination of employment. Upon the termination of the Grantee’s continuous employment by the Company (including Subsidiaries), any fraction of an outstanding Performance Share that is vested shall be cancelled in exchange for a cash payment equal to the fair market value of such fraction of a Performance Share and any outstanding Performance Shares that are not vested (whether pursuant to the provisions of this paragraph or otherwise), and tandem Dividend Equivalents, shall be forfeited.

Section 3. Forfeiture/Expiration. Except as otherwise expressly provided herein, any Performance Share subject to this Performance Award shall be forfeited upon the termination of the Grantee’s continuous employment by the Company (including Subsidiaries) from the Date of Award, to the extent not then or previously vested. Any right to future Dividend Equivalents subject to this Performance Award shall expire at the time the Performance Share with respect to which the Dividend Equivalent is in tandem is either paid or forfeited.

Section 4. Dividend Equivalent Payments. Payments with respect to any Dividend Equivalent subject to this Performance Award shall be paid in cash to the Grantee (or, if the Grantee is dead, the Grantee’s beneficiary) as soon as practicable whenever cash dividends are declared and paid with respect to the Common Stock after the Date of Award and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 5 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee (or the Grantee’s beneficiary) receives such shares without the right to receive such dividend and the Grantee (or the Grantee’s beneficiary) would not otherwise be entitled to payment under the expiring tandem Dividend Equivalents with respect to such dividend, the Grantee (or the Grantee’s beneficiary), nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes.

Section 5. Payment of Performance Shares Payment under all vested Performance Shares subject to this Performance Award shall be made to the Grantee (or, if the Grantee is dead, the Grantee’s beneficiary) as soon as practicable following April 3, 2009 or, if earlier, the termination of the Grantee’s continuous employment by the Company (including Subsidiaries) but, in any event, no earlier or later than the applicable date or dates under Section 409A of the Code in order to avoid the imposition of any taxation under such Code section. Payment shall be subject to withholding for taxes and shall not occur until the Grantee (or the Grantee’s beneficiary) has arranged to meet this obligation to the satisfaction of the Executive Compensation and Benefits Department. Notwithstanding the foregoing, to the extent that Grantee fails to timely tender to the Corporation sufficient cash to satisfy withholding for tax requirements, such withholding shall be applied to reduce the number of shares of Common Stock that would otherwise be paid. Payment shall be in the form of one (1) share of Common Stock for each full Performance Share so vested, and any fractional Performance Share so vested shall not be paid unless and until subsequent vesting results in the full Performance Share becoming vested.

Section 6. No Employment Right. Nothing in this Agreement shall affect the right of the Company or any Subsidiary to terminate the employment of service of the Grantee at any time for any, or no, reason, or confer upon the Grantee the right to continued employment with the Company (including Subsidiaries).

Section 7. Restrictions on Transfer, Beneficiary. Performance Shares and Dividend Equivalents subject to this Performance Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated, alienated or otherwise encumbered. The Grantee may designate a beneficiary or beneficiaries to receive any payments that are due under Section 4 or 5 following Grantee’s death. To be effective, such designation must be made in accordance with such rules and on such form as prescribed by the Company’s Executive Compensation and Benefits Department for such purpose which completed form must be received by the Company’s Executive Compensation and Benefits Department before Grantee’s death. If the Grantee fails to designate a beneficiary, or if no designated beneficiary survives Grantee’s death, Grantee’s estate shall be deemed Grantee’s beneficiary.

Section 8. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of this Agreement.

Section 9. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within that state.

Section 10. Conflicts with Plan and Correction of Errors. In the event that, due to administrative error, this Agreement does not accurately reflect a Performance Award properly granted to the Grantee pursuant to the Employment Agreement, the Company, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Award.

ATTEST		DUKE ENERGY CORPORATION

By:		By:
James H. Hance, Jr.
	Corporate Secretary	Its:	Chairman, Compensation Committee

Acceptance of Performance Award

IN WITNESS OF Grantee’s acceptance of this Performance Award and Grantee’s agreement to be bound by the provisions of this Agreement, Grantee has signed this Agreement this 5th day of April 2006.

Grantee’s Signature

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